Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Nos. 333-215621, 333-214355, 333-219739, 333-241649, 333-254300 and 333-267338) on Form S-3 and the Registration Statements (Nos. 333-215119, 333-231514, 333-238798, 333-264599 and 333-272352) on Form S-8 of Permian Resources Corporation (the “Company”), of our report dated March 31, 2023, relating to the combined consolidated financial statements of Novo Oil & Gas Holdings, LLC as of December 31, 2022 and 2021 and for the years then ended, appearing in this Current Report on Form 8-K of the Company, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Dallas, Texas

September 19, 2023